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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 1999

MEDCARE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE               0-28790   87-0429962B

(State or other    (Commission   (IRS Employer
jurisdiction of    File Number)  Identification
incorporation)                   Number)


1515 West 22nd Street, Oak Brook, Illinois            60523

(Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code (630) 472-5300
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Item 2--Acquisition or Disposition of Assets

On May 18, 1999, the Company, pursuant to Regulation D, Rule 506, issued 400 shares of Series B preferred stock (par value $0.25) (the "Series B Preferred") and related warrants described below for $4,000,000 ($10,000 per share). The proceeds were placed into an escrow account subject to the approval of the transaction by the shareholders of the Company at its scheduled annual meeting. If shareholder approval is not obtained, the preferred stock will be cancelled and the proceeds returned to the investors with accrued interest. Prior to the shareholder meeting, neither the investors nor the Company can convert or redeem any of the Series B Preferred. The Company will use the net proceeds for the expansion of its Medcare program to additional sites, working capital and potential acquisitions. Currently, there are no specific acquisitions identified. The Series B Preferred, related warrants, and the common stock underlying the Series B Preferred are not included in this registration statement. The key provisions regarding the issuance and conversion of Series B Preferred are as follows:

Holders

     The Series B Preferred was sold to six accredited investors in reliance of Rule 506 of Regulation D.

Dividends

The holders of the Series B Preferred shall be entitled to receive a 6.0% annual dividend, which shall be cumulative and which shall accrue daily from the date of issuance and be payable, at the option of the Company, either (i) in shares of Common Stock upon conversion of the Series B Preferred or (ii) in cash.

Preferred Rank

     The Series B Preferred shall rank senior to the Common Stock, and shall rank pari passu with the Series A Preferred Stock issued by the Company in respect to dividend preferences and payments upon liquidation and dissolution.

Conversion by Holders

Subject to the limitations discussed below, each share of the Series B Preferred shall be convertible into shares of Common Stock at a variable conversion rate (the "Conversion Rate") equal to the Conversion Amount (defined below) divided by the applicable Conversion Price (defined as follows). The "Conversion Price" is the lesser of (i) the fixed conversion price (the "Fixed Conversion Price"), which is a flat 125% of the average of the closing bid prices for the Common Stock during the 5 consecutive trading days immediately preceding the issuance date of the applicable shares of the Series B Preferred, or (ii) the variable conversion price (the "Variable Conversion Price"). The Variable Conversion Price is the lower of (a) the closing bid price on the day before the holder delivers the required notice of his intention to convert to the Company or (b) the average of the 10 lowest closing bid prices in the 40 trading days immediately preceding the date such notice is given. Both the Fixed Conversion Price and the Variable Conversion Price are subject to adjustment if certain events occur. The "Conversion Amount" is defined as $10,000, plus any stock dividends that have accrued but have not been paid out, plus any default interest (equal to 15%) for dividends which the Company has elected to pay in cash but has failed to pay on a timely basis.

The investors' right to convert the Series B Preferred is limited as follows. From the date of issuance of the Series B Preferred through and including the date which is 120 days after the date of issuance, no shares of the Series B Preferred may be converted. From 121 days after the date of issuance through the date which is 150 days after the date of issuance, the Investors may convert up to 1/3 of their shares. From 151 days after the date of issuance through the date which is 180 days after the date of issuance, the investors may convert up to 2/3 of their shares. From the date which is 181 days following the date of issuance through the expiration date of the Series B Preferred (5 years after the date of issuance), the investors may convert up to all of their shares. The foregoing restrictions do not apply if certain events occur.

Mandatory Conversion
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     The shares of Series B Preferred mature five years after they are issued, and any shares of the Series B Preferred left outstanding on the applicable maturity date are automatically converted into shares of Common Stock.

Other Provisions

     The terms of the Series B Preferred contains other provisions, which upon certain events, require redemption or conversion of the preferred stock at the option of investors or the Company.

Warrants

     Along with the Series B Preferred, the Company issued common stock warrants to the investors. Subject to the vesting schedule described below, each warrant entitles its holder to 200 shares of Common Stock for (i) each issued share of the Series B Preferred held on the applicable vesting date and (ii) each share of the Series B Preferred converted prior to the applicable vesting date at the Fixed Conversion Price. The Warrants expire five years after they are issued. The vesting dates of the Warrants are (i) the date which is 120 days after the date of issuance of the applicable Series B Preferred Shares; (ii) the date which is 300 days after the date of issuance of the applicable Series B Preferred Shares and (iii) the date which is 480 days after the date of issuance
of the applicable Series B Preferred Shares.   The exercise price of the each
Warrant is 125% of the average of the closing bid prices of the Company's Common Stock for the five consecutive trading days immediately preceding the applicable vesting date.

Investor Call Option

     For every (i) unconverted Series B Preferred share held by the investors on the first anniversary of the closing and (ii) preferred share converted at the Fixed Conversion Price prior to the first anniversary of the closing, the investors have the right to subscribe for an additional preferred share and related warrants under the same terms and conditions of the original closing (revised to reflect the Company's then current common stock market price). Each investor may exercise this right only at such time when the closing market price of the Company's common stock is greater than the Fixed Conversion Price.


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned herunto duly authorized.

Medcare Technologies, Inc.
(Registrant)

By: /s/ Jeffrey S. Aronin
   Jeff Aronin
   CEO and President

By:/s/ Alan P. Jagiello
  Alan P. Jagiello
  CFO

Date: June 1, 1999